AMENDMENT TO THE

INVESTMENT AGREEMENT

among

COMPANHIA SIDERÚRGICA NACIONAL,

JAPÃO BRASIL MINÉRIO DE FERRO PARTICIPAÇÕES LTDA,

POSCO,

CHINA STEEL CORPORATION,

and

CSN MINÉRIOS NACIONAL S.A.

Dated December 6, 2019

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AMENDMENT TO THE INVESTMENT AGREEMENT

This Amendment to the Investment Agreement (“Amendment”) is made and entered into on December 6, 2019, by and among:

Companhia Siderúrgica Nacional, a publicly-held corporation (sociedade anônima de capital aberto) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 3400, 20th floor, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 33.042.730/0001-04, herein represented pursuant to its by-laws (“CSN”);

Japão Brasil Minerio de Ferro Participações Ltda., a company duly organized and existing under the Laws of Brazil, with its head office at the Municipality of São Paulo, State of São Paulo, at Av. Paulista, 37, 19th floor, enrolled with CNPJ/MF under N. 23.460.425/0001-89 (“BJIOC SPC”), POSCO, a company incorporated, organized and existing under the Laws of Korea, having its registered office at POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul, 135-777, Korea (“POSCO”), and China Steel Corporation, a corporation organized and existing under the Laws of Republic of China, with head office located at 88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661, Taiwan, Republic of China (“CSC”),

(BJIOC SPC, POSCO and CSC are each individually referred to as “JKTC Party” and collectively referred to as “JKTC Parties” and, jointly with CSN, as “Investors”);

CSN Mineração S.A., a closely-held corporation (sociedade anônima de capital fechado, formerly known as Congonhas Minérios S.A.) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part, zip-code 36.415-000, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.902.291/0001-15, herein represented pursuant to its by-laws (“Company”).

(Investors and Company are each individually referred to as “Party” and collectively referred to as “Parties”)

WITNESSETH:

WHEREAS, BJIOC, POSCO, CSC, CSN and Company are parties to the Investment Agreement, executed on November 21, 2014, amendment on November 15th, 2015 and restated on November 27th, 2015 (“Investment Agreement”).

WHEREAS, JKTC Parties and CSN desire to amend Article XI - Land Acquisition of the Investment Agreement,

WHEREAS the Parties wish to acknowledge that, upon the Closing Sale of Shares, BJIOC SPC has succeeded Brazil Japan Iron Ore Corporation (“BJIOC”) in all of its rights and obligations under the Investment Agreement and related documents, as set forth in the Investment Agreement,

NOW, THEREFORE, the Investors hereto, together with Company, hereby agree as follows:

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ARTICLE I
DEFINITIONS

1.1     Unless expressly defined in this Amendment, terms defined in the Investment Agreement shall have the same meaning when used in this Amendment.

ARTICLE II
AMENDMENT AND OTHER COVENANTS

2.1     The Parties hereby agree to amend ARTICLE XI – LAND ACQUISITION of the Investment Agreement, which shall be read as follows:

“ARTICLE XI

LAND ACQUISITION

11.1.       The Land Acquisition shall be implemented in accordance with this Article XI. For purposes of this Agreement, “Land Acquisition” means the acquisition and/or the obtention by Company of (i) the full title (propriedade) of all the areas that are necessary for the tailings (wet and dry), water supply, load out terminal and legal reserves for implementation and operation of projects in connection with the Mining Rights (the “Relevant Areas”), free and clear of any Liens that adversely affect the implementation, change or expansion of Company’s operations, and/or (ii) the possession right (direito de posse) on a permanent basis, binding and opposable before third parties, over the Relevant Areas by means of (a) the creation, implementation and/or completion of a mining easement (servidão minerária) in the Relevant Areas to the benefit of the mineral right related to the DNPM Process No. 043.306/1956 or any other mineral right held by the Company related to the Relevant Areas, and/or (b) any other mechanisms such as expropriation of the Relevant Areas.

11.1.1.                    The creation, implementation and/or completion of the mining easement referred in Section 11.1(ii)(a) above shall include all the procedures, including lawsuits, necessary to allow the Company to exercise the possession of the Relevant Areas, on a permanent basis, binding and opposable before third parties.

11.1.2.                    CSN shall bear any and all the costs and expenses required for the Land Acquisition, including attorney’s fees, court costs, royalties, rentals, release of Liens, transfer costs, registration fees, taxes (except for ITBI in relation to areas which could be transferred to the Company as a result of the merger (incorporação) of an Affiliate by the Company) and indemnification amounts payable to land owners or third parties with possession rights over the Relevant Areas.

11.1.3.       For the avoidance of doubt, it is hereby agreed that the Relevant Areas shall not comprise: (i) areas that are necessary for the implementation, changes or expansions of activities related to mining rights other than the Mining Rights; (ii) areas that are necessary for purposes of regularization of environmental matters; and (iii) any other purposes related to the operations of the Company.

11.2.       Notwithstanding the provisions above, the budget to implement the Land Acquisition will be of R$200,000,000.00 (two hundred million reais), which shall be the maximum amount to be disbursed by CSN for the implementation of its obligation under this Clause XI, understood, therefore, as the limit for the payment obligations of CSN hereunder.

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11.3.       CSN shall provide all necessary support to the Company in the Land Acquisition process, by taking all the necessary measures or procedures required for purposes of the transfer of the Relevant Areas which have been acquired directly or indirectly by CSN (including through sociedades por conta de participação), provided that the executive officer and the Board Member of the Company appointed by JKTC shall have the right to be informed about the Land Acquisition process, including (i) purchase of Relevant Areas (including status of negotiations with landowners and status of lawsuits, if applicable), (ii) legal processes (PAE/mining easement (servidão minerária), and (iii) project updates.

11.3.1.       Whenever the Land Acquisition process requires actions from third parties (such as brokers or acquisition vehicles) that are under control of CSN, CSN shall, if reasonably required by the Company, instruct such third parties to take such actions.

11.3.2.       Without prejudice of Clouse 11.3 above, until the completion of the Land Acquisition, the statutory officer and the Board member of the Company appointed by JKTC shall also have the right to (i) participate in all relevant discussions at the Company related to Land Acquisition, its strategy and process; and (ii) be provided with reports on the status/progress of the Land Acquisition, as long as JKTC makes no unreasonable requests.

11.3.3.       The costs and expenses with the Land Acquisition incurred directly by the Company shall be accrued and presented to CSN on a quarterly basis and contributed or reimbursed by CSN to the Company, as the case may be, within 45 days from receipt of a notice in this regard, together with the relevant receipts and support documentation in accordance with Section 11.2.3.1 below. After such 45-day period, the amount to be contributed or reimbursed by CSN is subject to the payment of late interest of 1% per month plus 1% delinquent penalty.

11.3.3.1.       For purposes of the Land Acquisition and the contribution referred in Section 11.3.3, CSN shall subscribe a capital increase to be paid in with (i) the lands or rights acquired by CSN in connection with the Land Acquisition process and/or, as the case may be, (ii) the amount corresponding to the expenses incurred by the Company in relation to the Land Acquisition process (“Land Capital Increase”). Every time a Land Capital Increase takes place, JKTC Parties shall have the right, at its sole discretion, to participate in the Land Capital Increase, pursuant to article 171 of the Brazilian Corporations Law. In case JKTC Parties decides not to participate in the Land Capital Increase, fully waiving its preemptive right, it may exercise the Land Acquisition Subscription Bonus subscribing for as many common shares of the Company as necessary to ensure that JKTC keeps the same equity and voting interests in the Company as it held immediately before such Land Capital Increase, for an exercise price of R$ 1,000.00 (one thousand Reais). Alternatively, the Parties may agree on other available mechanisms to achieve the same effect. An illustrative example of the calculation of the number of shares to be subscribed by JKTC is attached hereto as Schedule 11.3.3.1.”

2.2     Considering the amendments hereby agreed by the Parties, Schedule 11.4.4.1 of the Investment Agreement shall be renumbered as Schedule 11.3.3.1.

2.3     The Parties hereby acknowledge that, upon the Closing Sale of Shares, BJIOC SPC has succeeded BJIOC in all of its rights and obligations under the Investment Agreement and related documents.

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ARTICLE III
GENERAL PROVISIONS

3.1     Except as expressly amended hereby, the Investment Agreement shall remain in full force and effect.

3.2     The provisons of Article IX (Applicable Law and Dispute Resolution) of the Investment Agreement shall apply to this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to affix their respective signatures on this instrument the day and year first above written.

[signature pages follow]

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Signature page of the Amendment to the Investment Agreement entered into by Companhia Siderúrgica Nacional, Japão Brasil Minerio de Ferro Participações Ltda., POSCO, China Steel Corporation and CSN Mineração S.A.

Companhia Siderúrgica Nacional

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Amendment to the Investment Agreement entered into by Companhia Siderúrgica Nacional, Japão Brasil Minerio de Ferro Participações Ltda., POSCO, China Steel Corporation and CSN Mineração S.A.

Japão Brasil Minerio de Ferro Participações Ltda.

_________________________ By: Title:

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Signature page of the Amendment to the Investment Agreement entered into by Companhia Siderúrgica Nacional, Japão Brasil Minerio de Ferro Participações Ltda., POSCO, China Steel Corporation and CSN Mineração S.A.

POSCO

_________________________ By: Title:

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Signature page of the Amendment to the Investment Agreement entered into by Companhia Siderúrgica Nacional, Japão Brasil Minerio de Ferro Participações Ltda., POSCO, China Steel Corporation and CSN Mineração S.A.

China Steel Corporation

_________________________ By: Title:

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Signature page of the Amendment to the Investment Agreement entered into by Companhia Siderúrgica Nacional, Japão Brasil Minerio de Ferro Participações Ltda., POSCO, China Steel Corporation and CSN Mineração S.A.

CSN Mineração S.A.

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Amendment to the Investment Agreement entered into by Companhia Siderúrgica Nacional, Japão Brasil Minerio de Ferro Participações Ltda., POSCO, China Steel Corporation and CSN Mineração S.A.

Witnesses:

1.________________________ Name: ID Card:	2.________________________ Name: ID Card:

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